Exhibit 5

October 17, 2013

Ameren Corporation

1901 Chouteau Avenue

St. Louis, Missouri 63103

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Ameren Corporation, a Missouri corporation (the “Company”). The Company will file on or about the date hereof with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 4,000,000 shares (the “Shares”) of the Company’s common stock, $.01 par value (the “Common Stock”), in connection with the Ameren Corporation Savings Investment Plan (the “Plan”). This opinion is given with respect to the Shares to the extent they are newly-issued shares of Common Stock.

I, or attorneys under my supervision, have reviewed originals (or copies certified or otherwise identified to my satisfaction) of the Registration Statement (including the exhibits thereto), the Plan, the Restated Articles of Incorporation and By-laws of the Company as in effect on the date hereof, corporate and other documents, records and papers, certificates of public officials. In addition, I, or attorneys under my supervision, have reviewed such other documents and materials as I, or attorneys under my supervision, have deemed necessary or appropriate for purposes of this opinion. In this examination, I, or attorneys under my supervision, have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all documents submitted as copies.

On the basis of such review, I am of the opinion that when the Common Stock has been issued and delivered on the terms and conditions set forth in the Plan and the Registration Statement, and for the consideration contemplated by the Plan and the Registration Statement, the Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

I am a member of the State Bar of Missouri and this opinion is limited to the laws of the State of Missouri.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Gregory L. Nelson